STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.) The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

2.) The jurisdiction immediately prior to filing this Certificate is Nevada.

3.) The date the Non-Delaware Corporation first formed is April 11, 2006.

4.) The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Verity Corp..

5.) The name of the Corporation as set forth in the Certificate of Incorporation is Verity Delaware, Inc..

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 8th day of March, 2019.

The forgoing was executed before me this 11th day of March, 2019 by Robert Stevens, in his represented capacity as Court Appointed Receiver acting on behalf of the Officers, Directors and shareholders of Verity Corp. to be known now as Verity Delaware, Inc..

Subscribed and Sworn to before me, this 11th, day of March, 2019

[signature]
Signature

Bree Snow
Print Name

Notary Public

Bree Snow
NOTARY PUBLIC
STATE OF COLORADO
NOTARY ID 20174033522
MY COMMISSION EXPIRES 08/10/21

By: [signature]
Robert Stevens

Court Appointed Receiver, acting under judicial order on behalf of the Board of Directors and Officers of the Corporation.